UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Marathon Oil Corporation
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2020
Proxy Statement

Notice of Annual Meeting of Stockholders

May 27, 2020

Photo of rig in the Bakken Shale, operated by Marathon Oil Corporation.

Marathon Oil Corporation

LETTER TO STOCKHOLDERS

April 9, 2020
Dear Marathon Oil Corporation Stockholder,
2019 was another year of differentiated execution for Marathon Oil. We believe in our strategy and our framework for success, which is underpinned by our multi-basin portfolio and our balance sheet strength. Unfortunately, today, our industry is facing the unprecedented combination of a significant decrease in global energy demand due to the COVID-19 (Coronavirus) outbreak, paired with an oversupplied market exacerbated by an unforeseen response from OPEC and Russia.

With this dramatic drop in commodity prices, we’re taking action to maintain our strong financial foundation that positions us to navigate a challenging oil price environment ahead. In addition, we are taking steps to protect the health of our employees and contractors consistent with our core values.
Your Board of Directors and management cordially invite you to attend our 2020 Annual Meeting of Stockholders, to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, May 27, 2020, at 10:00 a.m. Central Time. In the event it is not possible or advisable to hold our Annual Meeting in person because of the Coronavirus, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance. We value the communication we have established with our stockholders. We look forward to continuing to hear your views, and we ask for your continued support as we work to maximize the value of your investment in our Company.
We are making our proxy materials accessible over the Internet, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please read the Proxy Statement for more information about how to access the proxy materials over the Internet.
2019 HIGHLIGHTS

» Best safety performance in company history
» Returned approximately $510MM to stockholders, including $350MM of share repurchases and $160MM of dividends
» Simplified international portfolio, elimination of over $970MM of asset retirement obligations
» Added over 1,000 gross operated drilling locations
» Investment grade credit rating at all primary rating agencies

On April 15, 2020, we plan to mail to our U.S. stockholders a notice explaining how to access our 2020 Proxy Statement and 2019 Annual Report, request a printed copy of these materials, and vote online. All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail. You can find information about the matters to be voted on at the meeting in the 2020 Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.

Sincerely,

Lee M. Tillman	Gregory H. Boyce
Chairman, President and Chief Executive Officer	Independent Lead Director

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS

À	l	¶
TIME AND DATE:	PLACE:	RECORD DATE:
Wednesday, May 27, 2020 10:00 a.m. Central Time	Conference Center Auditorium of the Marathon Oil Tower 5555 San Felipe St., Houston, TX 77056	March 31, 2020
As part of our effort to maintain a healthy and safe environment at our Annual Meeting, we are closely monitoring statements issued by the World Health Organization and the Centers for Disease Control and Prevention regarding the Coronavirus.  In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting remotely on the Broadridge Virtual Shareholder Meeting Platform (VSM Platform). If we take this step, we will announce the decision to do so in advance via a press release and by filing the information with the SEC as supplemental proxy materials. Regardless, the meeting will still be held on Wednesday, May 27, 2020, 10:00 a.m. Central Time. If the meeting is held via the VSM Platform, you will be able to participate in the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MRO2020 and entering your 16-digit control number.

AGENDA
At the 2020 Annual Meeting of Stockholders (Annual Meeting) for Marathon Oil Corporation (Marathon Oil or Company), stockholders will be asked to vote on the following proposals:
ITEM 1: Elect 8 directors to serve until the 2021 Annual Meeting (read more on p. 3).
☑ Your Board recommends a vote FOR the election of each director nominee.
ITEM 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2020 (read more on p. 50).
☑ Your Board recommends a vote FOR Proposal 2.
ITEM 3: Approve on an advisory basis our 2019 named executive officer compensation (read more on p. 52).
☑ Your Board recommends a vote FOR Proposal 3.
Other Business: Stockholders will also transact any other business that properly comes before the meeting.
A list of stockholders entitled to vote at the meeting will be available at the meeting. If you plan to attend the meeting, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with a photo identification. If the meeting is held via the VSM Platform, you will be able to access the list of stockholders entitled to vote at the meeting by visiting www.virtualshareholdermeeting.com/MRO2020, entering your 16-digit control number, and clicking on “Registered Shareholder List.” You will need to complete an attestation form to access the list.
The Notice of Internet Availability of Proxy Materials (Notice) is being mailed, and the attached proxy statement is being made available, to our stockholders on or about April 15, 2020. Please read the attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. Whether the meeting is held at the Conference Center Auditorium of the Marathon Oil Tower or the VSM Platform, we hope you will vote as soon as possible. You can ensure that your shares are voted at the meeting by using our internet or telephone voting system, or by completing, signing and returning a proxy card.

BY INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
:	(	+	î
Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.	You may vote in person at the Annual Meeting in certain circumstances outlined in this proxy.
By order of our Board of Directors,
Reginald D. Hedgebeth
Secretary
April 15, 2020

PROXY STATEMENT
TABLE OF CONTENTS

MARATHON OIL | TABLE OF CONTENTS

PROXY SUMMARY
ABOUT MARATHON OIL CORPORATION
Company Overview
We are an independent exploration and production company based in Houston, Texas. Our strategy is to drive multi-year corporate returns improvement by focusing our capital investment in the lower cost, higher margin U.S. resource plays (the Eagle Ford in Texas, the Bakken in North Dakota, STACK and SCOOP in Oklahoma and Northern Delaware in New Mexico). We prioritize generating sustainable cash flow over a wide range of commodity prices and returning capital to stockholders, underpinned by differentiated execution across our multi-basin portfolio and an investment grade balance sheet.

FRAMEWORK FOR SUCCESS
CORPORATE RETURNS	FREE CASH FLOW	RETURN OF CAPITAL	DIFFERENTIATED EXECUTION
Portfolio transformation and focused capital allocation drive multi-year corporate returns improvement through capital efficient oil growth	Prioritized sustainable cash flow generation over a wide range of commodity prices	Returned incremental capital to stockholders in addition to peer competitive dividend, funded through free cash flow, not dispositions	Continuous improvement in capital efficiency and operating costs while enhancing our resource base; delivering on our commitments

POWERED BY OUR FOUNDATION
MULTI-BASIN PORTFOLIO		BALANCE SHEET STRENGTH
Capital allocation flexibility, broad market access, supplier diversification, rapid sharing of best practices, platform for talent development		Financial flexibility to execute business plan across broad range of pricing
We believe the Company has a track record of delivering on this strategy, as outlined below.

OBJECTIVES		2018 ($65/bbl WTI, $3.15 HH, $26.50 NGL)	2019 ($57/bbl WTI, $2.55 HH, $18.00 NGL)

☑	Capital Discipline	$2.3B development capital consistent with initial guidance	$2.4B development capital consistent with initial guidance

☑	Corporate Returns	>50% CROIC[1] improvement (2017 to 2019) on price normalized* basis

☑	Free Cash Flow	Generated post-dividend Free Cash Flow

☑	Return of Capital	$700MM of buybacks $170MM of dividends	$350MM of buybacks $160MM of dividends

☑	Capital Efficient Oil Growth	Approx. 30% U.S. Oil Growth outperformed initial guidance midpoint	13% U.S. Oil Growth outperformed initial guidance midpoint

☑	Resource Capture and Enhancement	Over 1,000 locations added through organic enhancement initiatives, bolt-ons/trades, and Resource Play Exploration; hundreds of locations upgraded to top tier returns
* Price normalized to $50 WTI, $2.50 HH, $15 NGL
1 CROIC = Cash return on invested capital; calculated by taking cash flow (Operating Cash Flow before working capital + net interest after tax) divided by (average Stockholder’s Equity + average Net Debt)

MARATHON OIL | PROXY SUMMARY 1

GOVERNANCE HIGHLIGHTS
Our commitment to strong governance practices is illustrated by the following:
» Annual election of directors » Independent Lead Director » Single class of voting stock	» Majority voting standard for directors in uncontested elections » Proxy access by-law » No stockholder rights plan

COMPENSATION AND GOVERNANCE PRACTICES

WHAT WE DO
☑	Emphasize at-risk compensation designed to link pay to performance
☑	Engage an independent compensation consultant to advise the Committee
☑	Maintain stock ownership requirements for executive officers and directors
☑	Maintain “double-trigger” change in control cash payments and accelerated equity vesting
☑	Dedicate significant time to robust executive succession planning and leadership development each year
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups

WHAT WE DON’T DO
☒	Offer employment agreements to our executive officers
☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☒	Allow margin, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers and directors
☒	Reward executives for excessive, inappropriate or unnecessary risk-taking

FOCUS ON HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Our Board’s key oversight role includes reviewing the sustainability of our operations and the strength of our risk management efforts. Our Board has four standing committees that assist with this oversight: Audit and Finance; Compensation; Corporate Governance and Nominating; and Health, Environmental, Safety and Corporate Responsibility (HESCR). The HESCR Committee plays a vital role in our sustainability efforts and includes directors with experience in this area. One of the principle functions of the HESCR Committee is to identify, evaluate and monitor health, environmental, safety, social, public policy and political trends, issues and concerns that could affect our business activities and performance. In addition, in early 2019, the HESCR committee explicitly added climate change risk oversight to its charter to highlight the importance of understanding climate risk.

VOTING ROADMAP	Our Board’s
Recommendation
Proposal No. 1: Election of Directors	FOR
Our Board of Directors believes that all of the director nominees listed in the Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.
Pg 3
Proposal No. 2: Ratification of Independent Auditor for 2020	FOR
Our Audit and Finance Committee and Board of Directors believe that the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020 is in the best interest of the Company and its stockholders.
Pg 50
Proposal No. 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2019 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”
Pg 52

2 MARATHON OIL | PROXY SUMMARY

PROPOSAL 1: ELECTION OF DIRECTORS
Under our Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We currently have 8 directors whose terms expire in 2020. Each director is nominated for a one-year term expiring at the 2021 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board of Directors (Board).
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to our Board. Our Corporate Governance and Nominating Committee will recommend to our Board whether to accept or reject the tendered resignation or take other action. Our Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, our Board may fill the position or decrease the size of our Board.

DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chair of the Corporate Governance and Nominating Committee, the CEO, and the secretaries of the Compensation Committee and Corporate Governance and Nominating Committee generally work with a third-party professional search firm to review director candidates and their credentials when the Board believes there is a need. At least one member of the Corporate Governance and Nominating Committee, the Independent Lead Director and the CEO meet with the potential director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Once a director has been selected either by our Board to serve until the next annual meeting or by election at the annual meeting, they undergo orientation and training. The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of directors. Directors should be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency. Selection of director nominees includes a consideration of numerous skills and qualifications, including:

»	an evaluation of their independence,

»	their business or professional experience,

»	their integrity and judgment,

»	their record of public service,

»	their ability to devote sufficient time to the affairs of the Company,

»	their diversity, including diversity of backgrounds and experience they will bring to our Board, and

»	the Company’s needs at that particular time.

DIRECTOR INDEPENDENCE
All of our directors, other than our CEO, are independent.  In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (NYSE), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family members of the director, organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 3

considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Corporate Governance and Nominating Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
As part of the determination, the Corporate Governance and Nominating Committee considered: survivor pension benefits to Mr. Deaton’s mother; product purchases by the Company in the ordinary course of business from Air Products & Chemicals, of which Mr. Deaton is the Independent Lead Director and product and services purchases by the Company in the ordinary course of business from National Oilwell Varco, of which Ms. Donadio is a director;  various charitable contributions paid by the Company to various organizations on which Ms. Donadio, Mr. Few and Mr. Foshee hold directorships; and fees paid in arm’s length transactions on terms and conditions similar to those of unrelated parties to Citigroup, of which Ms. Donadio’s immediate family member is an investment banking associate.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that Gregory H. Boyce, Chadwick C. Deaton, Marcela E. Donadio, Jason B. Few, Douglas L. Foshee, M. Elise Hyland and J. Kent Wells are independent.   As CEO of the Company, Mr. Tillman is not independent.

DIRECTOR DIVERSITY

GENDER	INDEPENDENCE	TENURE	AGE
Two of our eight directors, including the chairs of the Audit and Finance and HESCR Committees, are female.
The NYSE requires that independent directors must comprise the majority of the Board. The Board has determined that each of the nominees, other than Mr. Tillman, meet the NYSE’s independence standards.

50% of our Board has joined within the last three years. The average tenure of the director nominees is less than five years, which we believe reflects a balance of company experience and new perspectives.
The average age of the director nominees is 61 years.

The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate size and composition of the Board. When considering the director nominees, our Board will look at a diverse pool of candidates, considering each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities.

4 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

BOARD SKILLS AND EXPERIENCE DIVERSITY MATRIX
Our directors have a diversity of experience and skills that span a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director brings to our Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to our Board. More details on each director’s qualifications, skills and attributes are included in the director biographies on the subsequent pages.

		Tillman	Boyce	Deaton	Donadio	Few	Foshee	Hyland	Wells
Ç	Public Company CEO Experience working as a CEO of a public company	●	●	●		●	●
ë	Financial Oversight/Accounting Senior executive level experience in financial accounting and reporting, auditing, corporate financing and/or internal controls or experience in the financial services	●	●	●	●	●	●	●	●
A	E&P Industry Experience Experience as executives or directors in, or in other leadership positions working with, the exploration and production industry	●		●	●	●	●		●
Ï	Engineering Expertise Expertise through relevant undergraduate or graduate in engineering disciplines	●	●					●	●
®	Public Policy/Regulatory Experience in or a strong understanding of the regulatory issues facing the oil and gas industry and public policy on a local, state and national level	●	●	●	●	●	●	●	●
P	HES Experience Experience in managing matters related to health, environmental, safety and social responsibility in executive and operating roles	●	●	●		●	●	●	●
¸	International Global business or international experience	●	●	●	●	●	●	●	●
:	Information Technology Experience in or strong understanding of the information technology and cyber security issues facing the oil and gas industry					●			●
Í	Risk Management Executive experience managing risk	●	●	●	●	●	●	●	●
î	Outside Public Boards	—	1	3	2	1	—	1	—

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 5

NOMINEES FOR DIRECTOR
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE

Gregory H. Boyce

BUSINESS EXPERIENCE
»    Independent Lead Director, Marathon Oil Corporation (since 2019)
»    Former Executive Chairman and Chairman, Peabody Energy Corporation, a private-sector coal company, St. Louis, MO (Executive Chairman in 2015 and Chairman 2007-2015)
»    Chief Executive Officer, Peabody (2006-2015); Chief Executive Officer Elect, Peabody (2005); President, Peabody (2003-2008); Chief Operating Officer, Peabody (2003-2005)
»    Chief Executive Officer - Energy, Rio Tinto plc (2000-2003)
»    President and Chief Executive Officer, Kennecott Energy Company (1994-1999)
»    President, Kennecott Minerals company (1993-1994)
»    Joined Kennecott in 1977 and served in positions of increasing responsibility
OTHER CURRENT POSITIONS
»    Trustee, Heard Museum
»    Advisory Council, University of Arizona’s Lowell Institute of Mineral Resources
»    Business Council Member and past board member, U.S.-China Business Council
EDUCATION
»    B.S. (mining engineering), University of Arizona
»    Advanced Management Program, Graduate School of Business at Harvard University
Mr. Boyce’s former role as a chief executive officer has provided him with experience running a major corporation with international operations, including developing strategic insight and direction for his company, and exposed him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial matters.

Former Executive Chairman, Chairman, CEO, President and COO, Peabody Energy Corporation
Age: 65
Director since: 2008
Independent Lead Director since: 2019
Committees:
AFC, COMP, CGN
Current Public Company Boards:
Newmont Goldcorp Corporation
Public Company Boards During Past 5 Years: Peabody
Monsanto Company

Chadwick C. Deaton

BUSINESS EXPERIENCE
»    Former Executive Chairman and Chairman, Baker Hughes Incorporated, an oilfield services company, Houston, TX (Executive Chairman 2012-2013 and Chairman 2004-2012)
»    Chief Executive Officer, Baker Hughes (2004-2011)
»    President, Baker Hughes (2008-2010)
»    President and Chief Executive Officer, Hanover Compressor Company (2002-2004)
»    Senior Advisor to Schlumberger Oilfield Services (1999-2001)
»    Executive Vice President, Schlumberger Oilfield Services (1998-1999)
OTHER CURRENT POSITIONS
»    Board Member, Ariel Corporation
»    Board Member, Piri Technologies
»    Board Member, University of Wyoming Foundation
»    Member, Society of Petroleum Engineers
»    Wyoming Governor’s Engineering Task Force
EDUCATION
»    B.S. (geology), University of Wyoming
Mr. Deaton’s over 30 years of executive and management experience in the energy business, including over 15 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Former Executive Chairman, Chairman and CEO, Baker Hughes Incorporated
Age: 67
Director since: 2014
Committees:
COMP, CGN, HESCR
Current Public Company Boards:
Air Products and Chemicals, Inc. (Independent Lead Director)
CARBO Ceramics Inc.
Transocean Ltd. (Chairman)

6 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Marcela E. Donadio

BUSINESS EXPERIENCE
»    Former Partner, Ernst & Young LLP, a multinational professional services firm, Houston, TX (1989-2014)
»    Americas Oil & Gas Sector Leader, Ernst & Young LLP (2007-2014)
»    Audit Partner for multiple oil & gas companies, Ernst & Young LLP (1989-2014)
»    Joined Ernst & Young LLP in 1976 and served in positions of increasing responsibility, including various energy industry leadership positions
OTHER CURRENT POSITIONS
»    Board Member, Theatre Under the Stars
»    Trustee, Great Commission Foundation of the Episcopal Diocese of Texas
»    Member, Corporation Development Committee, Massachusetts Institute of Technology
»    Member of National Board, LSU Foundation
EDUCATION
»    B.S. (accounting), Louisiana State University
Ms. Donadio has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry, and is a licensed certified public accountant in the State of Texas. Her comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic issues affecting companies in the oil and gas industry. In addition, her extensive audit and public accounting experience in the energy industry, both domestic and international, uniquely qualifies her to serve as a member of our Audit and Finance Committee. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Former Partner, Ernst & Young LLP Age: 65 Director since: 2014 Committees: AFC (financial expert), COMP, HESCR Current Public Company Boards: National Oilwell Varco, Inc. Norfolk Southern Corporation

Jason B. Few

BUSINESS EXPERIENCE
»    President, CEO and Chief Commercial Officer, FuelCell Energy, Inc., a global leader in molten carbonate fuel cell technology focused on enabling a world empowered by clean energy
»    President and Director, Sustayn, L.L.C., a privately-held cloud-based waste and recycling optimization company (2018-2019)
»    Founder and Senior Managing Partner, BJF Partners, L.L.C., a privately-held strategic transformation consulting firm (since 2016)
»    Senior Advisor, Verve Industrial Protection, a privately-held software company (since 2016)
»    President and CEO and Director, Continuum Energy, an energy products and services company (2013-2016)
»    President, Reliant Energy and EVP & Chief Customer Officer, NRG (2008-2012)
OTHER CURRENT POSITIONS
»    Board Member, Memorial Hermann Healthcare System
»    Board Member and past Chairman, American Heart Association
EDUCATION
»    BBA (computer systems in business), Ohio University School of Business
»    MBA, Northwestern University, J.L. Kellogg
Mr. Few’s broad understanding of advanced technologies, combined with his extensive energy industry experience adds valuable insight to our Company. His service on other publicly traded company boards has given him valuable insight and exposure to a variety of industries and approaches.

President, CEO and Chief Commercial Officer, FuelCell Energy, Inc. Age: 53 Director since: 2019 Committees: AFC, CGN Current Public Company Boards: FuelCell Energy, Inc.

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 7

Douglas L. Foshee

BUSINESS EXPERIENCE
»    Founder and Owner, Sallyport Investments, LLC, an energy investment company (since 2012)
»    Chairman, President and Chief Executive Officer, El Paso Corporation (2003-2012)
»    Executive Vice President and Chief Operating Officer, Halliburton Company (2003)
»    Executive Vice President and Chief Financial Officer, Halliburton Company (2001-2003)
»    Chairman, President and Chief Executive Officer, Nuevo Energy Company (1996-2001)
»    Chief Operating Officer, Chief Executive Officer, and other capacities, Torch Energy Advisors Inc. (1993-1996)
»    Joined ARCO International Oil in 1992 and served in positions of increasing responsibility
OTHER CURENT POSITIONS
»    Founder and Board Member, NextOp Vets
»    Founder, Houstonians for Great Public Schools
»    Regional Board Member, KIPP Houston
»    Board of Trustees, Rice University
»    Chair, Rice Management Company
»    Council of Overseers at Jesse H. Jones Graduate School of Management at Rice University
»    Board Member, Texas Business Hall of Fame Foundation
»    Board Member, Welch Foundation
»    Board Member, Houston Endowment, Inc.
EDUCATION
»    MBA, Jesse H. Jones School at Rice University
»    BBA, Southwest Texas State University
»    Graduate, Southwestern Graduate School of Banking at Southern Methodist University
As a former chairman, president and CEO of a public oil and gas exploration and production company with over 30 years of energy industry experience, Mr. Foshee has a comprehensive knowledge and understanding of our business, provides superb leadership to our management team, and provides the Board with essential insight and guidance from an inside perspective on the day-to-day operations of our Company.

Founder and Owner, Sallyport Investments, LLC Age: 60 Director since: 2018 Committees: COMP, CGN Public Company Boards During Past 5 Years: Cameron International

M. Elise Hyland

BUSINESS EXPERIENCE
»    Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (2017-2018)
»    Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (2013-2017)
»    President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)
»    President of Equitable Gas Company, a previously owned entity of EQT (2007-2010)
»    Joined EQT Corporation in 2000 and served in positions of increasing responsibility in finance, strategic planning and customer service
»    Joined Alcoa, Inc. in 1980 and held roles of increasing responsibility in research, materials and business development leading to her appointment as Manager of the Alloy Design Group at Alcoa Research Laboratories
OTHER CURRENT POSITIONS
»    Director, Washington Gas Light Company, a private company
EDUCATION
»    MBA, Tepper School of Business at Carnegie-Mellon University
»    M.S. and B.S. (Metallurgical Engineering and Materials Science), Carnegie-Mellon University
Ms. Hyland has over 15 years of executive level management in both the midstream and manufacturing industries. Through her strong engineering background and leadership, she brings commercial acumen and valuable insight into marketing fundamentals and key issues our Company faces as a publicly traded company in the oil and gas industry.

Former Senior Vice President, EQT Corporation
Age: 60
Director since: 2018
Committees:
AFC, HESCR
Current Public Company Boards:
Entergy Corporation
Public Company Boards During the Past 5 Years:
EQT Midstream Partners, LP

8 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Lee M. Tillman

BUSINESS EXPERIENCE
»    Chairman (2019-present), Director (2013-2019), President and Chief Executive Officer of Marathon Oil Corporation, Houston, TX (2013-present)
»    Vice President of Engineering, ExxonMobil Development Company
»    North Sea Production Manager and Lead Country Manager, ExxonMobil subsidiaries in Stavanger, Norway, 2007-2010
»    Acting Vice President, ExxonMobil Upstream Research Company, 2006-2007
»    Joined Exxon Corporation in 1989 as a research engineer and served in positions of increasing responsibility
OTHER CURRENT POSITIONS
»    Board Member, American Heart Association
»    Board Member, American Petroleum Institute
»    Board Member, American Exploration & Production Council
»    Member, University of Houston Energy Advisory Board
»    Member, Engineering Advisory Council and Chemical Engineering Advisory Council of Texas A&M University
»    Member, National Petroleum Council
»    Member, Business Roundtable
»    Member, Society of Petroleum Engineers
»    Member, Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation
»    Chairman of the Board, Spindletop Charities
EDUCATION
»    B.S. (chemical engineering), Texas A&M University
»    Ph.D. (chemical engineering), Auburn University
As our Chairman, President and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Chairman (since 2019), President and CEO of Marathon Oil Corporation Age: 58 Director since: 2013 Chairman since: 2019

J. Kent Wells

BUSINESS EXPERIENCE
»    Former Chief Executive Officer and President, Fidelity Exploration & Production Company, an oil and natural gas production company (2011-2015) and Vice Chairman of MDU Resources, the parent company of Fidelity (2013-2015)
»    Senior Vice President, BP America (2007-2011)
»    General Manager, Abu Dhabi Company for Onshore Oil Operations (2005-2007)
»    Vice President, BP America (Rockies 2000-2002 and Gulf of Mexico 2002-2005)
EDUCATION
»    BS (mechanical engineering), Queen’s University
Mr. Wells has more than 35 years of experience in the oil and gas industry. His former service as CEO and President of Fidelity Exploration & Production Company and other senior leadership positions provide valuable experience in overseeing many issues that our Company may face.

Former CEO and President, Fidelity Exploration & Production Company and Vice Chairman of MDU Resources, the parent company of Fidelity
Age: 63
Director since: 2019
Committees:
COMP, HESCR
Public Company Boards During the Past 5 Years:
Newfield Exploration Company
MDU Resources

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 9

Proposal 1	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 1 electing each nominee standing for election as a director.
☑

CORPORATE GOVERNANCE

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board, which met 12 times in 2019. Aggregate attendance for Board and committee meetings was over 95% for the full year. No director attended less than 75% of Board or committee meetings in 2019. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting. All of our directors nominated at the 2019 Annual Meeting, except Gregory Boyce, attended the 2019 Annual Meeting in person.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2019, the non-employee directors held seven independent executive sessions.

COMMITTEES OF OUR BOARD
A significant portion of our Board’s oversight responsibilities is carried out through our four standing committees, each of which is comprised solely of independent non-employee directors.
Our four standing committees are the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Health, Environmental, Safety and Corporate Responsibility Committee.

COMMITTEE CHARTERS	COMMITTEE COMPOSITION	COMMITEE OPERATIONS
Each committee’s written charter, adopted by our Board, is available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Each committee is comprised solely of independent directors as defined under the rules of the NYSE. All members of the Audit and Finance and Compensation Committees meet the additional independence standards under the Securities Exchange Act of 1934 (Exchange Act) Rule 10A-3.

Each committee reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting.

10 MARATHON OIL | GOVERNANCE

The following tables show each committee’s current membership, principal functions and number of meetings in 2019.

AUDIT AND FINANCE Marcela E. Donadio Chair
Members: 4 » Independent: 4 » 2019 Meetings: 7* Audit Committee Financial Experts: 1
* Including 5 in-person meetings. The Committee met with the Company’s internal audit organization and independent auditor at 4 of the meetings, with and without management present.
Key Oversight Responsibilities:
»    Appoints, compensates and oversees the work of the independent auditor.
»    Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
»    Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
»    Reviews, evaluates and assures the rotation of the lead audit partner.
»    Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
»    Reviews, approves, where applicable, and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting, and the annual report.
»    Discusses with management guidelines and policies for risk assessment and management.
»    Reviews and recommends to our Board dividends, certain financings, loans, guarantees and other uses of credit.
»    Reviews codes of conduct and compliance activities.

Members: Marcela E. Donadio†, Chair Gregory H. Boyce Jason B. Few M. Elise Hyland
† Audit Committee Financial Expert (as defined under the Securities and Exchange Commission’s (SEC) rules), in each case as determined by the Board.

COMPENSATION Douglas L. Foshee Chair
Members: 5 » Independent: 5 » 2019 Meetings: 7
Key Oversight Responsibilities:
»    Reviews and recommends to our Board all matters of policy and procedure relating to executive officer compensation.
»    Reviews and approves corporate philosophy, goals and objectives relevant to the CEO’s compensation, and determines and recommends to the independent directors for approval the CEO’s compensation level based on our Board’s performance evaluation.
»    Determines and approves the compensation of the other executive officers, and reviews the executive officer succession plan.
»    Administers our incentive compensation plans and equity-based plans, and confirms the certification of the achievement of performance levels under our incentive compensation plans.
»    Engages and oversees external independent compensation consultant.
»    Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.

Members: Douglas L. Foshee, Chair Gregory H. Boyce Chadwick C. Deaton Marcela E. Donadio J. Kent Wells

MARATHON OIL | GOVERNANCE 11

CORPORATE GOVERNANCE AND NOMINATING Chadwick C. Deaton Chair
Members: 4 » Independent: 4 » 2019 Meetings: 3
Key Oversight Responsibilities:
»    Reviews and recommends to our Board the appropriate size and composition of our Board, including candidates for election or re-election as directors, the criteria to be used for the selection of director candidates, the composition and functions of our Board committees, and all matters relating to the development and effective functioning of our Board.
»    Reviews and recommends to our Board each committee’s membership and chair, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.
»    Assesses and recommends corporate governance practices, including reviewing and recommending to our Board certain governance policies.
»    Oversees the evaluation process of our Board and all committees.
»    Reviews and, if appropriate, approves related person transactions.

Members: Chadwick C. Deaton, Chair Gregory H. Boyce Jason B. Few Douglas L. Foshee

HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY M. Elise Hyland Chair
Members: 4 » Independent: 4 » 2019 Meetings: 2
Key Oversight Responsibilities:
»    Reviews and recommends Company policies, programs, and practices concerning broad health, environmental, climate change, safety, social, public policy and political issues.
»    Identifies, evaluates and monitors health, environmental, safety, social, public policy and political trends, issues and concerns that could affect the Company’s business activities and performance.
»    Reviews legislative and regulatory issues affecting our businesses and operations.
»    Reviews our political, charitable and educational contributions.

Members: M. Elise Hyland, Chair Chadwick C. Deaton Marcela E. Donadio J. Kent Wells

BOARD OVERVIEW
» Chairman of the Board and Chief Executive Officer: Lee M. Tillman*
»  Independent Lead Director: Gregory H. Boyce*
» Active engagement by all directors
»  7 of our 8 director nominees are independent
»  All members of the Audit and Finance Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Health, Environmental, Safety and Corporate Responsibility Committee are independent
Our Board believes that continuing to combine the position of Chairman and CEO is in the best interest of our Company and its stockholders.

* The non-employee directors selected Mr. Boyce to serve as Independent Lead Director and Mr. Tillman to serve as Chairman, effective February 1, 2019.

BOARD LEADERSHIP STRUCTURE
We believe that independent Board oversight is essential. Our Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time.
Our Corporate Governance Principles require that non-employee directors, all of which are independent, meet at regularly scheduled executive sessions without the CEO present. The independent lead director presides at these meetings. In addition, our Corporate Governance Principles require that all our principal committees be comprised of entirely independent directors.

12 MARATHON OIL | GOVERNANCE

INDEPENDENT DIRECTOR LEADERSHIP
As Independent Lead Director, Mr. Boyce is responsible for:
» presiding at independent executive sessions of independent directors;
» reviewing with Mr. Tillman the proposed Board and committee meeting agendas;
» serving as a liaison between the independent directors and Mr. Tillman in discussing issues from the independent executive sessions and ensuring the flow of information;
»  reviewing and recommending to Mr. Tillman the retention of consultants who report directly to our Board or committees thereof;
»  overseeing Board performance; and
»  establishing effective communications with stakeholder groups.

BOARD AND COMMITTEE EVALUATIONS
Each year, our Board performs a rigorous full Board evaluation. In addition, each committee also performs an annual evaluation. The evaluation process is managed by the Corporate Secretary’s office with oversight from the Corporate Governance and Nominating Committee. In 2019, the evaluation process consisted of:

☑	Evaluation questionnaires - each director and committee member completed a formal questionnaire. This allows each director and committee member to identify potential improvements.
☑	Individual interviews - our Independent Lead Director met with each director individually to solicit feedback and have an in-depth conversation.
☑
Independent Lead Director feedback to Board and Chairman - the Independent Lead Director communicated the feedback to the Board and also separately to the Chairman. In addition, each committee chair reported the feedback to his/her committee.

As a result of the evaluation process, the Board has implemented changes to the Board and committee meetings.

OUR BOARD’S ROLE IN RISK OVERSIGHT
While our Board and its committees oversee risk management, Company management is responsible for the day-to-day management of risk. We have a robust enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. Our CEO and CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks. Responsibility for risk oversight by our Board and its committees is delegated as set forth below:

»
The Audit and Finance Committee annually reviews our enterprise risk management process and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. It reviews operational risks, including cyber-security, monitors compliance with legal and regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure.

»
The Corporate Governance and Nominating Committee reviews the Board’s and Company’s governance policies and procedures to ensure adherence to best practices and legal requirements. The Corporate Governance and Nominating Committee also reviews director succession planning and committee assignments to ensure the directors’ skills and backgrounds are utilized to the best interests of the Company.

»
The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.

»
The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety, security and climate change. It reviews risks associated with social, political and environmental trends, issues and concerns,

MARATHON OIL | GOVERNANCE 13

domestic and international, which affect or could affect our business activities, performance and reputation.

»
Our Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at our Board’s strategy meeting and periodically throughout the year.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of executive compensation programs in ensuring that our executive officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:

»	All executive officer compensation decisions are made by either the Compensation Committee, which is comprised solely of independent directors, or by the independent directors, for CEO compensation.

»	The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.

»	Our executives do not have employment agreements.

»
The Compensation Committee manages our compensation programs to be competitive with those of peer companies and also monitors our programs against trends in executive compensation on an annual basis against the broader oil and gas industry and general industry of similar market capitalization.

»	Our compensation programs are intended to balance short-term and long-term incentives.

»
Our long-term incentives feature multiple award vehicles and multi-year vesting criteria aligned with long-term ownership, and our executive officers are also subject to ongoing stock ownership requirements.

»
Our annual cash bonus program is based on a balanced set of multiple objective metrics that are not predominantly influenced by commodity prices. In addition, the Compensation Committee considers the achievement of individual performance goals and overall corporate performance.

»	Annual cash bonuses are determined and paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.

»	Annual cash bonuses and performance share unit awards are capped.

»
The Compensation Committee regularly evaluates share utilization in our 2019 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

»
Our clawback policy applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions.

CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address our Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, our Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation. The Corporate Governance Principles are available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters—Governance and Nominating.

14 MARATHON OIL | GOVERNANCE

CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers and employees, is available on our website at www.marathonoil.com under Investors—Corporate Governance.  In addition, our Code of Ethics for Senior Financial Officers, applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.marathonoil.com under Investors—Corporate Governance.
We intend to disclose any amendments and any waivers to our Code of Ethics for Senior Financial Officers on our website at www.marathonoil.com under Investors—Corporate Governance within four business days. The waiver information will remain on the website for at least 12 months after the initial disclosure of such waiver.

POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls, or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies.

HEDGING POLICY
Our Trading of Securities by Directors, Officers and Employee Policy prohibits our directors and officers from pledging, hedging and trading in derivatives of our stock. Excluding derivative securities issued by the Company, no director or officer of the Company may purchase or sell, directly or indirectly through family members or other persons or entities, any financial instrument including, but not limited to, put or call options, the price for which is affected in whole or in part by changes in the price of Company’s securities (including common or preferred stock, debt securities and derivative securities), or conduct any hedging transactions related to such securities. The policy does not apply to non-officer employees.

COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to our Board through the Corporate Secretary office. You may communicate with our outside directors, individually or as a group, by emailing non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The Corporate Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Boyce, Deaton and Foshee and Ms. Donadio, served on the Compensation Committee for all of 2019. Mr. Wells served on the Compensation Committee since May 29, 2019, and Mr. Foshee became the chair of the Compensation Committee on February 27, 2019. There are no matters relating to interlocks or insider participation that we are required to report.

MARATHON OIL | GOVERNANCE 15

DIRECTOR COMPENSATION
Our Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on our Board or as Chairman. Non-employee director compensation is intended to attract qualified directors, ensure that they are fairly compensated for their contributions to our performance, and align the interests of directors and stockholders.

CASH COMPENSATION
Following are the annual cash retainers and fees we paid our non-employee directors for 2019:

Type of Fee	Amount ($)	10 years with no increase in directors’ cash retainer
Annual Board Retainer	$150,000
Additional Fee for Independent Lead Director	$25,000
Additional Fee for Audit and Finance Committee Chair	$25,000
Additional Fee for Compensation Committee Chair	$25,000
Additional Fee for Corporate Governance and Nominating Committee Chair	$12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	$12,500
Directors do not receive meeting fees for attendance at Board or committee meetings.
Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Company’s Deferred Compensation Plan for Non-Employee Directors (DCP). These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan (Thrift Plan).

EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2019, non-employee directors received an annual common stock unit award valued at $175,000. These awards were credited to an account on the first business day of the calendar year, based on the closing stock price on the grant date. Directors may elect to defer settlement of their common stock units until after they cease serving on our Board under the Company’s DCP. Directors who make such a deferral election receive dividend equivalents in the form of additional common stock units, which will be settled in common stock.
Directors who elect not to defer their common stock units receive dividend equivalents in cash, payment of which is deferred until the distribution date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the third anniversary of the grant date, or (b) the director’s departure from our Board.

Director stock ownership requirement of 5x annual cash retainer
In 2019, we increased our stock ownership guidelines requiring each non-employee director to hold five times the value of his or her annual cash retainer in Marathon Oil stock. Directors have five years from their initial election to our Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. The Corporate Governance and Nominating Committee reviews each non-employee director’s progress toward the requirements during the first quarter of each year. Each non-employee director meets the requisite threshold other than Ms. Hyland, Mr. Few and Mr. Wells, who are still within the five-year window.

16 MARATHON OIL | DIRECTOR COMPENSATION

MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (MEPAC) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit.

2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		All Other Compensation (2) ($)	Total ($)
Gregory H. Boyce	$175,000	$175,000	(3)	—	$350,000
Chadwick C. Deaton	$162,500	$175,000	(4)	$5,000	$342,500
Marcela E. Donadio	$175,000	$175,000	(4)	—	$350,000
Jason B. Few (5)	$112,500	$131,250		—	$243,750
Douglas L. Foshee	$168,750	$175,000		—	$343,750
M. Elise Hyland	$162,500	$175,000	(3)	—	$337,500
J. Kent Wells (5)	$112,500	$131,250	(4)	—	$243,750
(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2019, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2019 for each director is as follows: Mr. Boyce, 60,760; Mr. Deaton, 32,659; Ms. Donadio, 32,659; Mr. Few, 7,547; Mr. Foshee, 20,317; Ms. Hyland, 20,405; and Mr. Wells, 7,635.
(2)    Represents contributions made under our matching gifts programs. In addition, spouses were allowed to accompany directors on company aircraft for business travel. These additional passengers did not result in an aggregate incremental cost to the Company.
(3)    Mr. Boyce and Ms. Hyland deferred 50% of their annual common stock unit award under the DCP.
(4) Messrs. Deaton and Wells, and Ms. Donadio, deferred 100% of their annual common stock unit award under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors.
(5) Messrs. Few and Wells were elected to the Board effective April 1, 2019.

MARATHON OIL | DIRECTOR COMPENSATION 17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of March 10, 2020:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	94,282,334	(1)	11.78%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	83,865,971	(2)	10.50%
Macquarie Group Limited and associated entities 50 Martin Place Sydney, New South Wales, Australia Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust 2005 Market Street Philadelphia, PA 19103 Macquarie Investment Management Austria Kapitalanlage AG L3, Kaerntner Strasse 28 Vienna C4 1010, Austria	66,459,965	(3)	8.30%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	54,979,840	(4)	6.90%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	43,653,102	(5)	5.46%
(1)    Based on its Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group, Inc., as an investment advisor, beneficially owns 94,282,334 shares, has sole voting power over 1,168,180 shares, shared voting power over 220,854 shares, sole dispositive power over 92,935,393 shares, and shared dispositive power over 1,346,941 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 906,479 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 689,574 shares as a result of its serving as investment manager of Australian investment offerings.
(2)    Based on its Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 83,865,971 shares, has sole voting power over 75,348,560 shares, sole dispositive power over 83,865,971 shares, and shared voting and shared dispositive power over no shares.
(3)    Based on its Schedule 13G/A filed with the SEC on February 13, 2020, Macquarie Group Limited through its subsidiaries Macquarie Bank Limited, Macquarie Investment Management Limited, Macquarie Investment Management Austria Kapitalanlage AG, Macquarie Investment Management Australia Limited, Macquarie

18 MARATHON OIL | SECURITY OWNERSHIP

Investment Management Holdings Inc. and Macquarie Investment Management Business Trust (all aforementioned entities collectively referred to herein as Macquarie), beneficially owns 66,459,965 shares. Macquarie Group Limited, through its subsidiaries, has no sole or shared voting power and no sole or shared dispositive power over any shares. Macquarie Bank Limited, through its subsidiaries, has sole voting and sole dispositive power over 5,400 shares, and shared voting and shared dispositive power over no shares. Macquarie Investment Management Holdings Inc., through its subsidiary, Macquarie Investment Management Business Trust has sole voting and sole dispositive power over 64,857,529 shares, and shared voting and shared dispositive power over no shares. Macquarie Investment Management Australia Limited has sole voting and sole dispositive power over 21,500 shares, and shared voting and shared dispositive power over no shares. Macquarie Investment Management Austria Kapitalanlage AG has sole voting and sole dispositive power over 58,649 shares, and shared voting and shared dispositive power over no shares.
(4)     Based on its Schedule 13G filed with the SEC on February 13, 2020, Invesco Ltd., together with certain of its subsidiaries and in its capacity as a parent holding company to its investment advisors, beneficially owns 54,979,840 shares, has sole voting power over 52,198,981 shares, sole dispositive power over 54,979,840 shares, and shared voting and shared dispositive power over no shares.
(5)    Based on its Schedule 13G filed with the SEC on February 14, 2020, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 43,653,102 shares, has sole voting and sole dispositive power over no shares, shared voting power over 39,773,707 shares, and shared dispositive power over 43,553,862 shares.

MARATHON OIL | SECURITY OWNERSHIP 19

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 10, 2020, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise indicated by footnote, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise provided, the address of each individual listed below is c/o 5555 San Felipe, Houston, Texas 77056.

Name	Shares(1)	Restricted Stock(2)	Stock Options or Restricted Stock Units Exercisable Prior to May 11, 2020(3)	Total Shares(4)	% of Total Outstanding
Gregory H. Boyce	56,654	—	63,699	120,353	*
Chadwick C. Deaton	25,645	—	45,451	71,096	*
Marcela E. Donadio	20,263	—	45,451	65,714	*
Jason B. Few	—	—	20,339	20,339	*
Douglas L. Foshee	60,000	—	33,109	93,109	*
M. Elise Hyland	—	—	33,196	33,196	*
J. Kent Wells	—	—	20,428	20,428	*
Lee M. Tillman	407,182	170,455	1,988,604	2,566,241	*
Reginald D. Hedgebeth	9,006	140,618	160,763	310,387	*
T. Mitchell Little	144,879	182,304	409,670	736,853	*
Patrick J. Wagner	67,751	140,563	213,481	421,795	*
Dane E. Whitehead	114,995	159,970	225,640	500,605	*
All Directors and Executive Officers as a group (13 persons) (1)(2)(3)				5,157,722	*

*	Does not exceed 1% of the common shares outstanding.
(1)    Includes all shares held, if any, under the Marathon Oil Thrift Plan, a Dividend Reinvestment and Direct Stock Purchase Plan, the Company’s DCP and in brokerage accounts.
(2)    Reflects shares of restricted stock which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(3)    Includes options and restricted stock units exercisable within sixty days of March 10, 2020.
(4)    None of the shares are pledged as security.

20 MARATHON OIL | SECURITY OWNERSHIP

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2019. Based on that review, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Douglas L. Foshee, Chair
Gregory H. Boyce
Chadwick C. Deaton
Marcela E. Donadio
J. Kent Wells

MARATHON OIL | COMPENSATION COMMITTEE 21

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail the compensation paid to the named executive officers (NEOs) listed in the Summary Compensation Table. It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.

2019 NAMED EXECUTIVE OFFICERS

Lee M. Tillman	T. Mitchell (“Mitch”) Little	Dane E. Whitehead	Patrick J. (“Pat”) Wagner	Reginald D. (“Reggie”) Hedgebeth
Chairman, President and Chief Executive Officer	Executive Vice President, Operations	Executive Vice President and Chief Financial Officer	Executive Vice President, Corporate Development and Strategy	Executive Vice President, General Counsel and Chief Administrative Officer

EXECUTIVE SUMMARY
Current Market Environment
This Compensation Discussion and Analysis focuses on the Company’s 2019 compensation programs, actions and outputs relative to the Company’s 2019 performance. Those outcomes considered the 2019 financial, operating, safety and environmental achievements against plan objectives, and stock price performance on an absolute and relative basis through the end of 2019.
Unfortunately, today, our industry is facing the unprecedented combination of a significant decrease in global energy demand due to the COVID-19 (Coronavirus) outbreak, paired with an oversupplied market exacerbated by an unforeseen response from OPEC and Russia. With this dramatic drop in commodity prices, the Company has experienced a stock price decline since the end of 2019, consistent with its peer companies and the broader oil and gas industry. The Company is committed to taking action to maintain our strong financial foundation that positions us to navigate a challenging oil price environment ahead.
As described further here, the Company’s executive compensation programs strongly align realized compensation outcomes with the Company’s absolute and relative stock price performance. We will determine the near-term outcomes of this year’s stock price performance after the conclusion of 2020, and describe those outcomes in next year’s Compensation Discussion and Analysis.

22 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

2019 Operational & Financial Highlights
We are an independent exploration and production company based in Houston, Texas. Our strategy is to drive multi-year corporate returns improvement by focusing our capital investment in the lower cost, higher margin U.S. resource plays (the Eagle Ford in Texas, the Bakken in North Dakota, STACK and SCOOP in Oklahoma and Northern Delaware in New Mexico). We prioritize generating sustainable cash flow over a wide range of commodity prices and returning capital to stockholders, underpinned by differentiated execution across our multi-basin portfolio and an investment grade balance sheet.
Key 2019 highlights include:

»	Greater than 50% improvement in CROIC from 2017 on a price normalized basis.

»	Returned approximately $510 million of capital back to stockholders during 2019, including execution of $350 million of share repurchases and $160 million of dividends.

»
Delivered annual, divestiture-adjusted U.S. oil production growth of 13% on unchanged $2.4 billion development capital budget; fourth quarter U.S. oil production averaged 196,000 net bopd, up 9% from prior year.

»	Achieved approximately 10% annual reduction in average completed well cost per lateral foot and approximately 15% annual reduction in U.S. unit production expense during 2019.

»	Simplified International portfolio to free cash flow generating integrated business in Equatorial Guinea; divested U.K. and Kurdistan eliminating over $970 million of asset retirement obligations.

»
Enhanced resource base with addition of over 1,000 gross operated locations through success across all elements of returns focused resource capture framework; highlighted by organic enhancement in the Eagle Ford and Bakken, resource exploration success in new Texas Delaware oil play, and accretive Eagle Ford bolt-on that closed in 2019.

»	Investment grade credit rating at all primary rating agencies with conservative leverage metrics and low cash flow breakeven oil price.
Executive Compensation Highlights
The Compensation Committee (Committee) demonstrated its sustained commitment to corporate governance and sound compensation practices, continuing to align the interests of executive officers with the long-term interests of our stockholders.
Annual Bonus Program Metrics: Enhanced Financial Metrics
Our short-term incentive program metrics strongly align to our financial commitments. In 2019, the addition of Total Cash Return to Stockholders (CRS) as a metric further strengthened our commitment to financial discipline and alignment with stockholders. Our short-term incentive program is weighted in excess of 60% to our financial performance. Production performance only carries a 17.50% weighting.
Additionally, we are committed to our core values of safety, environmental protection and business integrity. We believe our ongoing commitment to health, environment and safety is captured in both our quantitative metrics and strategic objectives under the Total Recordable Incident Rate (TRIR) metric and the Safe, Clean and Responsible (SCR) Days metric, respectively. For more information about our quantitative and strategic objectives for 2019, see the discussion below in “Annual Cash Bonus”.

GHG intensity metric added to 2020 executive compensation scorecard
In 2020, we added a greenhouse gas intensity metric to our strategic objectives. We believe adding this metric places a greater tie between our operations and our commitment to addressing the risk of climate change. Non-financial performance is detailed more fully in our Corporate Sustainability Report.

MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS 23

We recognize no single metric can fully capture E&P business performance. As such, we will continue to consider multiple financial and operating metrics that strike an appropriate balance and ensure alignment with both our strategic intent and the stockholder experience.

COMPENSATION PHILOSOPHY

COMPENSATION PHILOSOPHY
Our success is based on financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are to:

Pay for performance
Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.

Encourage creation of long-term stockholder value
Equity awards and stock ownership requirements align our executives’ interests with those of our stockholders. A substantial portion of our NEOs’ long-term incentive awards is comprised of restricted stock/restricted stock units, stock options and performance units tied to our relative stockholder returns.

Pay competitively
We provide market-competitive pay levels to attract and retain the best talent, and we regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.

COMPENSATION GOVERNANCE AND BEST PRACTICES
The Committee periodically evaluates market best practices and pay programs at other companies, and modifies our compensation program as necessary. The Committee seeks to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:

WHAT WE DO
☑	Emphasize at-risk compensation designed to link pay to performance
☑	Engage an independent compensation consultant to advise the Committee
☑	Maintain stock ownership requirements for executive officers and directors
☑	Maintain “double-trigger” change in control cash payments and accelerated equity vesting
☑	Dedicate significant time to robust executive succession planning and leadership development each year
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups

WHAT WE DON’T DO
☒	Offer employment agreements to our executive officers
☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☒	Allow margin, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers and directors
☒	Reward executives for excessive, inappropriate or unnecessary risk-taking

24 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

PAY FOR PERFORMANCE
Our executive compensation program creates a strong alignment with stockholder interests. We deliver the largest portion of NEO compensation through equity-based, long-term incentives that tie eventual realized compensation to the absolute and relative performance of our stock. In addition, our annual bonus delivers payments directly aligned with performance against our strategic, operational and financial commitments each year.
Mr. Tillman’s realized compensation has aligned well with stock price and company performance. His reported pay, as detailed in the Summary Compensation table (excluding retirement), does not accurately reflect the realized pay from his at-risk incentive opportunities. Realized pay is defined as base salary, earned annual incentive, all other compensation as reported in the summary compensation table and long-term equity incentives at the value they actually vested and options at the value they are exercised.

Reported vs. Realized Pay

Our Company’s three-year TSR for the last five performance periods has averaged -28%. Mr. Tillman’s total realized pay during his tenure (2014 - 2019) is 31% lower than his reported pay, averaging $7.6 million per year. This is the result of a combination of lower stock price, out of the money stock options and performance-based equity awards that had zero pay out in two of the last four performance periods.

HOW WE DETERMINE EXECUTIVE COMPENSATION
Compensation Committee
The Committee is responsible for establishing and overseeing executive compensation programs and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, peer group data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.

MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS 25

Stockholder Engagement
The Committee considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated outreach initiatives when making compensation decisions.

At our 2019 Annual Meeting, our stockholders expressed support for the Company’s proposals and all of our agenda items were approved. Within those approvals, approximately 94% of shares voted were in favor of our 2019 “say-on-pay” agenda item. Overall, investor feedback has been positive regarding our executive compensation program and its link between our pay and performance both philosophically and historically.
2019 “Say-on-Pay” Support 94%
In 2019, we engaged a broad base of investors to ensure transparency and to solicit valuable feedback on various governance issues, which we then shared with the Committee and our Board. As a result of these conversations, we added a greenhouse gas intensity metric for 2020. We remain committed to engaging stockholders regularly and to ensuring alignment of our compensation programs and stockholder interests.
Compensation Consultant
For 2019, the Committee directly engaged Meridian Compensation Partners LLC (Meridian) as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on items such as emerging industry trends (in both broader oil and gas and general industries), legislative issues, defining the Company’s peer group and benchmarking our executive compensation programs against the peer group. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
The CEO’s Role
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. All final compensation decisions for our executive officers are made by the Committee, except that the independent members of our full Board determine and approve the CEO’s compensation level. The CEO does not provide recommendations or participate in Committee or Board discussions concerning his own compensation.
Peer Group
Peer group benchmarking is one of several factors the Committee considers in setting pay. Our peer group, which the Committee reviews annually, is comprised of independent exploration and production companies that the Committee believes provide the best external benchmarks for the market in which we compete for executive talent and for general company performance.
In its review of the peer group for 2019, the Committee considered pertinent financial measures for each company, including market capitalization, assets and revenue, as shown (in millions) in the table below as of December 31, 2018.

	Enterprise Value	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$17,090	$10,553	$20,172	$7,197
Marathon Oil	$15,854	$11,920	$21,778	$5,928

26 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

Following its review of the peer group, the Committee decided to make no changes for 2019.

2019 Peer Group Companies
Anadarko Petroleum Corporation*	EOG Resources, Inc.
Apache Corporation	Hess Corporation
Chesapeake Energy Corporation	Murphy Oil Corporation
Continental Resources, Inc.	Noble Energy, Inc.
Devon Energy Corporation	Pioneer Natural Resources Company
Ovintiv Inc. (formerly Encana Corporation)
* Due to acquisition, Anadarko was removed from the peer group in 2019 and replaced with Cimarex Energy Co. for the 2020 peer group.
Compensation Benchmarking Process
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our peer group, based upon information gathered and provided by Meridian through surveys and public company disclosure. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee generally targets executive total direct compensation opportunities at the 50th percentile of the peer group for average performance and adjusts total direct compensation opportunities higher or lower based on the Committee’s assessment of each executive position. We define total direct compensation as the sum of base salary, target annual cash bonus and the target grant-date value of long-term incentive awards.
In October 2019, Meridian provided the Committee a market analysis that included information regarding peer group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, NEO compensation levels varied by individual, but overall were appropriately positioned relative to 50th percentile benchmarks of comparable roles. Additionally, as part of this exercise, the Committee reviewed supporting benchmarks for the broader oil and gas industry and general industry.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program includes base salary, annual cash bonuses, long-term incentive (LTI) awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and LTI awards, is “performance-based,” and the opportunity to earn value is largely dependent on both Company and individual performance. The Committee determines a total compensation opportunity for each executive officer based on a review of compensation benchmarks from independent upstream companies, broader oil and gas companies, and general industry, a review of our compensation philosophy and the Committee’s subjective judgment. Because the Committee does not set fixed percentages for each element of compensation, the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.

90% of CEO’s total target direct compensation influenced by Company performance
Ninety percent of our CEO’s total target direct compensation is influenced by Company performance. The allocation of our compensation components, with a significant emphasis on LTI awards, aligns with the practices of our peer group. The following pie charts reflect the 2019 pay mix of total target direct compensation components for our CEO and other NEOs, respectively.

MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS 27

2019 TOTAL TARGET DIRECT COMPENSATION OVERVIEW
The Committee determined 2019 base salaries, target annual cash bonus opportunities and LTI awards in February 2019. The Committee determined the payment of 2019 annual cash bonuses in February 2020, after 2019 business results were known and audited.
The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2019 as part of our regular compensation program. The amounts shown differ from the amounts shown in the Summary Compensation Table because this table provides the target value for short-term and LTI compensation. Target LTI values reflect established compensation valuation methodologies that are similar to, but may differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Name	Year End Base Salary	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
Mr. Tillman	$1,200,000	$1,620,000	$9,200,000	$12,020,000
Mr. Little	$600,000	$510,000	$2,500,000	$3,610,000
Mr. Whitehead	$575,000	$488,750	$2,400,000	$3,463,750
Mr. Wagner	$500,000	$425,000	$2,000,000	$2,925,000
Mr. Hedgebeth*	$575,000	$451,729	$1,800,000	$2,826,729
* Due to the addition of responsibilities as Chief Administrative Officer, Mr. Hedgebeth’s bonus target was increased on a prorated basis from 75% to 85% effective August 24, 2019.

BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the market 50th percentile, and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2019, the Committee reviewed base salaries and the considerations noted above. The Committee determined to make no base salary increases for the NEOs at that time, except for Mr. Tillman who was positioned below the median of the peer benchmark at the time of the analysis. He received a base pay increase in recognition of the Company’s ongoing transformation in the prevailing commodity price environment.

Name	Base Salary as of January 1, 2019	Base Salary as of December 31, 2019
Mr. Tillman	$1,150,000	$1,200,000
Mr. Little	$600,000	$600,000
Mr. Whitehead	$575,000	$575,000
Mr. Wagner	$500,000	$500,000
Mr. Hedgebeth	$575,000	$575,000

28 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

ANNUAL CASH BONUS
The annual cash bonus rewards executives for achieving short-term financial, operational and strategic goals that drive stockholder value, as well as for individual performance during the year.
When determining target bonus opportunities for our executives, the Committee considers the range of market practices, as well as each executive’s experience, relative scope of responsibility, internal pay equity considerations and any other information the Committee deems relevant in its discretion. Our targeted performance goals, established by the Committee during the first quarter of the year, are defined to focus and challenge our NEOs to perform at a high level. Payout results may be above or below target based on actual Company and individual performance.
The Committee determined the 2019 annual cash bonus payout for each NEO based on its assessment of the following:

•	Quantitative company performance metrics, weighted at 70%;

•	Strategic company performance objectives, weighted at 30%; and

•	Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company.

OFFICER BONUS FRAMEWORK
[	Base Salary	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 70% Quantitative Performance 30% Strategic Performance	+/-	Individual Performance Adjustment	=	Annual Bonus Payout
The quantitative and strategic performance scores can range between 0% and 200%; (target is 100%). The final payout for each NEO may be adjusted based on the Committee’s discretionary assessment of the NEO’s individual performance.
2019 Quantitative Performance Metrics
During the first quarter of 2019, the Committee established quantitative performance goals for the bonus program, representing 70% of the total bonus award opportunity, by taking into consideration key safety, financial and operational performance measures that are important indicators of success in our industry. The Company’s business strategy in 2019 focused on execution and portfolio transformation, while maintaining our disciplined approach to cost control.
Considering this strategy, the Committee made no changes to the list and weighting of quantitative bonus metrics at the start of 2019. The quantitative bonus metrics established for 2019 emphasize operational excellence and financial stewardship.
The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2019, top tier peer performance, and Company strategy. The Company set steep, competitive target and stretch goals to challenge our employees and drive stockholder value throughout the year. In the case of Cash Costs/Barrels of Oil Equivalent (BOE), a stretch goal was set at the top quartile of our oil weighted peers, and in the case of EBITDAX/BOE, a stretch goal was set at the top quartile of our peers.
In early 2020, the Committee evaluated the Company’s 2019 quantitative performance against goals established in early 2019. The Company delivered results that met or exceeded those targets in the categories of Total Recordable Incident Rate, Production and EBITAX/BOE, with F&D Cost/BOE and Cash Cost/BOE just outside of target. Additionally, Total Recordable Incident Rate in 2019 was the best performance we have delivered since becoming an independent E&P company, further demonstrating our commitment to safe operations.

MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS 29

The following table shows the targets and weightings established by the Committee and the performance achieved during 2019.

Critical Capability	Weight (%)	Performance Measure	Target	Performance Achieved	Weighted Payout
Operational Excellence	10	TRIR(1)	0.48	0.32	200%
	25	Production, MBOEPD(2)	420	422	120%
Financial Stewardship	25	Cash Costs, $/BOE(3)	7.20	7.28	89%
	15	F & D Cost, $/BOE Reserve(4)	19.44	20.80	86%
	25	EBITDAX, $/BOE(5)	20.70	21.94	118%
			Total Payout of 70% Quantitative Bonus Opportunity		114%
			Weighted Payout of 70% Quantitative Bonus Opportunity		80%
(1) Calculated by dividing (a) the Occupational Safety and Health Administration (OSHA) recordable incidents multiplied by 200,000 by (b) the total number of exposure hours. This metric includes both Company employees and contractors and is applied to Company operated properties only.
(2) Available for sale, adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures.
(3) Cash cost includes direct expense, indirect expense, general and administrative expense; adjusted for legal settlements, pay for performance, special items, acquisitions, and divestitures. Production denominator is recorded sales adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures.
(4) F&D cost includes development CapEx (excluding acquisition costs). Reserves exclude acquisitions, dispositions and impairments as a result of price impact.
(5) Earnings before interest, taxes, depreciation, amortization, and exploration adjusted for special items. Production denominator is recorded sales adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures.
2019 Strategic Objectives
After assessing the Company’s quantitative performance metrics, the Committee evaluated the strategic objective achievements, representing 30% of the total bonus award opportunity. For 2019, the Committee clearly defined the Company’s strategic objectives across five areas to measure strategic performance. These areas included a new objective of Total Cash Return to Stockholders, which is calculated by taking the total dividend paid to stockholders and adding the total share repurchase amount. The Committee reviews and evaluates these objectives to determine their degree of achievement, but there are generally no threshold or weighting guidelines. We achieved positive results on all objectives, and in most cases, well exceeded original expectations.

Strategic Objectives	Performance Achieved
Enterprise returns based on year-on-year improvement in Cash Return on Invested Capital, or CROIC; (CROIC is calculated by dividing the sum of Operating Cash Flow and after tax interest expense by invested capital, i.e., the sum of stockholders equity and net debt)
Year-on-year underlying improvement in Cash Return on Invested Capital of 19% compared to the previous year (price normalized)
Cash Flow Per Share Growth based on year-on-year improvement in Cash Flow per Debt Adjusted Share, or CFPDAS; (CFPDAS is calculated by dividing the sum of Operating Cash Flow before working capital and net interest after tax by total shares including debt shares)
Year-on-year improvement underlying improvement in Cash Flow per Debt Adjusted Share of 18% compared to the previous year (price normalized)

30 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

Strategic Objectives, continued	Performance Achieved, continued
Total resource additions (excluding dispositions)	Through our U.S. resource capture activity, we added total resources of about 426 MMBOE generating a resource replacement ratio of 286%
Safe, Clean, Responsible, or SCR, days (defined as no serious events, no recordable injuries, and no spills to the environment)	Greater than 95% SCR days on average across our individual operational asset teams
Cash returns to stockholders based on taking the total dividend paid to stockholders and adding the total share repurchase amount	Total cash return to stockholders of approximately $510MM comprised of $160MM annual dividend and $350MM of share repurchases
The successful achievement of these strategic objectives produced an exceptional delivery year that delivered on financial outcomes that matter, reached key milestones in our strategic portfolio transformation and drove differentiated execution.
Upon review of these strategic achievements, the Committee concluded that the Company had achieved overall performance above target expectations, resulting in a 40% weighted payout score for the strategic bonus opportunity.
2019 Individual Performance
The Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation. In evaluating our NEOs’ contributions during 2019, the Committee considered each NEO’s specific contribution to our Company’s key achievements, including those discussed under “Compensation Discussion and Analysis—Executive Summary.”
Annual Cash Bonus Payouts Earned for 2019
Taking into consideration the Company’s quantitative and strategic performance, the Committee determined payout percentages of 80% from the quantitative metrics and 40% from the strategic objectives resulting in overall performance under the 2019 bonus program at 120% of target, which is down from a bonus payout of 150% in 2018.
To recognize differentiated performance in 2019, Messrs. Wagner and Hedgebeth received a differentiated individual performance factor. Final percent of target achieved for each named executive officer is listed in the following table.
Below are the actual bonus payments earned for 2019 performance.

	Base Salary as of December 31, 2019	Bonus Target	Target Bonus Opportunity	Percent of Target Achieved	Actual Bonus Payout
Mr. Tillman	$1,200,000	135%	$1,620,000	120%	$1,944,000
Mr. Little	$600,000	85%	$510,000	120%	$612,000
Mr. Whitehead	$575,000	85%	$488,750	120%	$586,500
Mr. Wagner	$500,000	85%	$425,000	138%	$586,500
Mr. Hedgebeth*	$575,000	79%	$451,729	132%	$596,283
* Due to the addition of responsibilities as Chief Administrative Officer, Mr. Hedgebeth’s bonus target was increased on a prorated basis from 75% to 85% effective August 24, 2019.

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LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term and are intended to represent the largest portion of the NEO’s total direct compensation. LTI is designed to incentivize executives to achieve strategic goals that will maximize long-term stockholder value and also encourage retention through continued service requirements. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance.
The Committee awards LTI based on a target award value that reflects competitive market data, each NEO’s performance and each NEO’s target total compensation. The 2019 target award value for NEOs was allocated 50% to performance units, 20% to stock options and 30% to restricted stock or restricted stock units.
Each year, the Committee grants LTI awards at its regularly scheduled February meeting, the date of which is generally set at least one year in advance. The grant date for such awards is generally the meeting date; however, for awards approved after market close, the grant date is the next trading day. The actual LTI compensation realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting or exercise, and in the case of performance units, our TSR relative to that of the companies in our peer group.
2019 Long-Term Incentive Awards
After considering competitive market data, the demand for talent, cost considerations and the performance of both the Company and the individual NEOs, the Committee awarded LTI to each NEO consistent with our normal grant timeline resulting in a grant date of February 27, 2019.
The table below lists the target grant date LTI value for each NEO. The Committee’s methodologies to deliver target LTI values are similar to, but can differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table. See the Grants of Plan-Based Awards Table for additional detail about each LTI award.

Total 2019 LTI Awards Target Value
Name	Annual Target
Mr. Tillman	$9,200,000
Mr. Little	$2,500,000
Mr. Whitehead	$2,400,000
Mr. Wagner	$2,000,000
Mr. Hedgebeth	$1,800,000
Performance Units
The Committee believes that a performance unit program based on TSR relative to peer companies aligns pay and Company performance. The industry peers selected for each performance cycle generally match the industry peers used for compensation benchmarking. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. The 2019 performance units, if earned, will be paid in stock.

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2019 Performance Units
In February 2019, the Committee awarded the NEOs performance units that will vest based on relative TSR for the three-year performance period ending December 31, 2021. The percentage of units earned ranges from 0% to 200% of the units granted based on the payout table below. Earned awards are paid in shares of stock shortly after the completion of the performance period and the Committee has approved the payout percentage. Each NEO will receive vested shares of common stock equal to the number of units granted multiplied by the payout percentage. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period. In the event that any companies in our peer group either cease to exist or are no longer a company for which TSR can be calculated from publicly available information, then the Committee may replace such company in the peer group. The Committee designated Cimarex Energy Co. and Concho Resources Inc. as replacement companies (in that order). Since the time of grant, Anadarko Petroleum Corporation has been acquired and was replaced with Cimarex Energy Co. in the peer group. The payout percentages for each ranking are:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
2018 Performance Units
The performance units granted in February 2018 have a performance period end date of December 31, 2020 and follow the payout table below. Anadarko Petroleum Corporation, which was part of the peer group in 2018, has since been acquired and was replaced with Cimarex Energy Co., as approved by the Committee in the award terms at the time of grant. See the Outstanding Equity Awards at 2019 Fiscal Year-End Table for information about the estimated payouts of those performance units.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
2017 Performance Units
For the performance period ending December 31, 2019, we ranked 5 out of 12 companies. In the event that any companies in our peer group either cease to exist or are no longer a company for which TSR can be calculated from publicly available information, then the Committee may replace such company in the peer group. The Committee designated Concho Resources Inc. and Cimarex Energy Co. as replacement companies (in that order). Anadarko Petroleum Corporation, which was part of the peer group in 2017, has since been acquired and was replaced with Concho Resources, as approved by the Committee in the award terms at the time of grant. In January 2020, the Committee determined final payout values for Messrs. Tillman, Little, Whitehead and Wagner, the four NEOs who received 2017 performance units. Although we ranked 5 out of 12 companies, the payout was capped at 100% due to negative TSR. The payouts, which were made on January 31, 2020, were $3,018,223, $986,356, $867,993 and $394,540 for each of Messrs. Tillman, Little, Whitehead and Wagner, respectively.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
Stock Options
Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the grant date.

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Stock options granted according to our normal annual grant timeline generally have a three-year ratable vesting period and a maximum term of ten years. Additional information on these awards, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.
Restricted Stock and Restricted Stock Units
The Committee awards restricted stock, or restricted stock units for individuals who are retirement eligible during the vesting period, for diversification of the LTI award mix, for consistent alignment between executives and stockholders, and for retention purposes. Restricted stock and restricted stock units provide recipients with the opportunity for capital accumulation, leading to retention and stock ownership and a more predictable long-term incentive value than is provided by performance units or stock options.
Restricted stock and restricted stock units awarded generally vest in full on the third anniversary of the grant date. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares and restricted stock unit recipients receive dividend equivalents on the restricted stock units and do not have voting rights during the vesting period.

OTHER BENEFITS
Perquisites
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review. We do not provide any tax gross-ups on these perquisites. The perquisites available to our NEOs include reimbursement for certain tax, estate, and financial planning services up to $15,000 per year, an enhanced annual physical examination and a Company-provided car service for our CEO. Limited personal use of the Company aircraft is also available to our NEOs, and family members and guests may also accompany officers on business travel. Any aggregate incremental cost to the Company resulting from the personal use of the Company aircraft would be included in the “All Other Compensation” column of the Summary Compensation Table. Our NEOs also participate in the health, retirement, matching gift program and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2019.
Retirement Benefits
We offer our NEOs the opportunity to provide for retirement through four plans.

»	Marathon Oil Company Thrift Plan (Thrift Plan) – A tax-qualified 401(k) plan.

»	Retirement Plan of Marathon Oil Company (Retirement Plan) – A tax-qualified defined benefit pension plan.

»	Excess Benefit Plan (Excess Plan) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Thrift Plan and the Retirement Plan.

»
Marathon Oil Company Deferred Compensation Plan (Deferred Compensation Plan) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her eligible compensation.

The Thrift Plan and the Retirement Plan are broad-based plans that are open to all eligible employees of the Company. Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also currently sponsor retiree medical plans for a broad-based group of employees, including the NEOs hired before 2017.

34 MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS

Change in Control and Severance Benefits
Our NEOs do not have employment agreements but are eligible for change in control termination benefits under the Marathon Oil Corporation Officer Change In Control Severance Plan (Change in Control Plan), as described under “Potential Payments upon Termination or Change in Control.” We believe these change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of stockholders.
Our Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements (not including the Change in Control Plan) for senior executive officers that would require payment of certain cash severance benefits exceeding 2.99 times the officer’s base salary plus the most recent annual cash bonus paid.

STOCK OWNERSHIP REQUIREMENTS
All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders.

EXECUTIVE OFFICER STOCK OWNERSHIP REQUIREMENTS		CEO’s actual stock ownership 10x base salary
Position	Multiple of Base Salary
Chief Executive Officer	6
Executive Vice Presidents	4
Senior Vice Presidents	2
Vice Presidents	2
Executive officers have five years from their respective appointment or promotion dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements during the first quarter of each year to determine whether the market value of shares, including the value of unvested shares, satisfies our requirements. Stock options and performance units are not counted as shares owned in measuring stock ownership. Executive officers who do not hold the required level of stock ownership must hold the shares they receive upon vesting of restricted stock, restricted stock units or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. As of January 21, 2020, each NEO meets the requisite threshold other than Mr. Hedgebeth, who is still within the five-year window. To ensure that they bear the full risks of stock ownership, our officers, including our executive officers, are prohibited from engaging in hedging transactions related to our stock.

TAX CONSIDERATIONS
The Committee considers the tax effects to both the Company and the NEOs when making executive compensation decisions. While the Committee endeavors to deliver compensation in a tax efficient manner, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations imposed by Section 162(m) of the Internal Revenue Code, which limits the deduction that we can take to $1 million per “covered employee” each year.

MARATHON OIL | COMPENSATION DISCUSSION & ANALYSIS 35

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non‑ Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Lee M. Tillman	2019	1,189,615	—	8,421,294	1,791,293	1,944,000	403,012	301,637	14,050,851
Chairman, President and Chief Executive Officer	2018	1,139,808	—	6,600,008	1,742,669	2,242,500	240,620	245,269	12,210,874
	2017	1,090,000	—	5,604,382	1,449,989	1,501,500	232,568	237,225	10,115,664
T. Mitchell Little	2019	600,000	—	2,288,392	486,762	612,000	1,205,873	120,042	5,313,069
Executive Vice President, Operations	2018	600,000	—	2,625,027	528,081	765,000	—	102,836	4,620,944
	2017	600,000	—	1,831,517	473,855	586,500	133,820	90,601	3,716,293
Dane E. Whitehead	2019	575,000	—	2,196,851	467,293	586,500	129,892	111,561	4,067,097
Executive Vice President and Chief Financial Officer	2018	575,000	—	1,760,013	464,715	733,125	90,992	104,273	3,728,118
	2017	453,365	1,270,000	3,935,218	977,250	513,190	40,693	54,151	7,243,867
Patrick J. Wagner	2019	500,000	—	1,830,706	389,408	586,500	133,963	120,294	3,560,871
Executive Vice President, Corporate Development and Strategy	2018	500,000	—	1,890,025	380,221	637,500	82,286	108,294	3,598,326
	2017	424,808	300,000	732,603	189,542	488,750	98,078	94,340	2,328,121
Reginald D. Hedgebeth	2019	575,000	—	1,556,101	331,000	596,283	121,695	98,973	3,279,052
Executive Vice President, General Counsel and Chief Administrative Officer	2018	575,000	—	1,280,010	337,977	646,875	85,354	88,346	3,013,562
	2017	375,961	300,000	588,118	622,149	452,820	33,930	41,826	2,414,804
(1)    For Messrs. Whitehead and Hedgebeth, this column includes the one-time cash sign-on bonus amounts received upon commencement of employment. For Mr. Wagner, this column includes the one-time cash bonus received upon completion of his interim term as Chief Financial Officer.
(2)    These columns reflect the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 18 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2019, December 31, 2018 and December 31, 2017. For 2017, 2018 and 2019, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in February 2017, February 2018 and February 2019 respectively. Grants made in February 2017 and February 2018 will be settled in cash and grants made in February 2019 will be share settled. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The maximum (200%) payouts for the 2019 performance units using the December 31, 2019 closing stock price of $13.58 would be: for Mr. Tillman, $7,441,080; for Mr. Little, $2,022,035; for Mr. Whitehead, $1,941,152; for Mr. Wagner, $1,617,622; and for Mr. Hedgebeth, $1,374,975. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentive Awards” for further detail on our performance unit program.
(3)    This column reflects annual cash bonus payments, determined by the Compensation Committee and paid in the first quarter of the following year respectively, pursuant to the Company’s annual cash bonus program. These awards are discussed in further detail in our Compensation Discussion and Analysis under “Annual Cash Bonus.”
(4)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not

36 MARATHON OIL | EXECUTIVE COMPENSATION

provide above-market or preferential earnings. In 2018 for Mr. Little, the actual change in accumulated benefit decreased by $226,165.
(5)    The following table describes each component of the “All Other Compensation” column for 2019 in the Summary Compensation Table. For additional information regarding perquisites, see “Perquisites” in our Compensation Discussion and Analysis.

Name	Tax & Financial Planning(a) ($)	Misc.(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Matching Contributions(d) ($)	Total All Other Compensation ($)
Mr. Tillman	15,000	37,462	239,175	10,000	301,637
Mr. Little	15,000	—	95,550	9,492	120,042
Mr. Whitehead	15,000	—	91,569	4,992	111,561
Mr. Wagner	15,000	—	79,894	25,400	120,294
Mr. Hedgebeth	3,287	—	85,686	10,000	98,973
(a)    This column reflects reimbursement for professional advice related to tax, estate, and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(b)    For Mr. Tillman, this column reflects access to a Company-provided car service. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers.
(c)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(d)    The amounts shown represent contributions made on behalf of the NEOs for 2019 contributions under our matching gifts programs for universities and approved not-for-profit charities.

MARATHON OIL | EXECUTIVE COMPENSATION 37

GRANTS OF PLAN-BASED AWARDS IN 2019
The following table provides information about all plan-based LTI awards (stock options, restricted stock, restricted stock units and performance units) granted to each named executive officer during 2019. The awards listed in the table were granted under the Marathon Oil Corporation 2016 Incentive Compensation Plan, or 2016 Plan, and are described in more detail in “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus		567,000	1,620,000	3,240,000
	Performance Units	02/27/2019				147,945	273,972	547,944				5,661,303
	Stock Options	02/27/2019								270,588	16.79	1,791,293
	Restricted Stock Units	02/27/2019							164,383			2,759,991
T. Mitchell Little	Annual Cash Bonus		178,500	510,000	1,020,000
	Performance Units	02/27/2019				40,202	74,449	148,898				1,538,399
	Stock Options	02/27/2019								73,529	16.79	486,762
	Restricted Stock	02/27/2019							44,669			749,993
Dane E. Whitehead	Annual Cash Bonus		171,063	488,750	977,500
	Performance Units	02/27/2019				38,594	71,471	142,942				1,476,862
	Stock Options	02/27/2019								70,588	16.79	467,293
	Restricted Stock	02/27/2019							42,882			719,989
Patrick J. Wagner	Annual Cash Bonus		148,750	425,000	850,000
	Performance Units	02/27/2019				32,162	59,559	119,118				1,230,715
	Stock Options	02/27/2019								58,823	16.79	389,408
	Restricted Stock	02/27/2019							35,735			599,991
Reginald D. Hedgebeth	Annual Cash Bonus		158,105	451,729	903,459
	Performance Units	02/27/2019				27,338	50,625	101,250				1,046,105
	Stock Options	02/27/2019								50,000	16.79	331,000
	Restricted Stock	02/27/2019							30,375			509,996
(1)    This column shows potential payout opportunity established for the 2019 performance period under the Company’s Annual Cash Bonus Program. The actual amounts paid to each NEO under the program for 2019 are disclosed in the Summary Compensation Table.
(2)    Performance units, restricted stock and restricted stock units, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, are paid in stock.
(3)    The amounts shown in this column reflect the total grant date fair values of stock options, restricted stock, restricted stock units and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 27, 2019 was $6.62. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 18 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019. See “Long-Term Incentive Awards” for more information about restricted stock, restricted stock units, stock options, and performance unit awards.

38 MARATHON OIL | EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END
The following table provides information about the unexercised stock options (vested and unvested) and unvested restricted stock and restricted stock units held by each NEO as of December 31, 2019.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units			Equity Incentive Plan Awards (Performance Units)
Name	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Lee M. Tillman
	229,886	—	34.65	8/15/2023	133,353	(2)	1,810,934	222,255	(7)	3,018,223
	330,189	—	34.03	2/25/2024	170,455	(3)	2,314,779	284,091	(8)	3,857,956
	256,591	—	29.06	2/25/2025	164,383	(4)	2,232,321	273,972	(9)	4,055,388
	212,000	—	7.22	2/24/2026
	161,648	80,825	15.76	2/22/2027
	99,638	199,276	14.52	2/28/2028
	—	270,588	16.79	2/27/2029
T. Mitchell Little
	18,947	—	33.06	5/25/2021	57,928	(2)	786,662	72,633	(7)	986,356
	2,309	—	26.92	8/31/2021	66,002	(3)	896,307	86,089	(8)	1,169,089
	5,009	—	35.06	2/28/2022	44,669	(4)	606,605	74,449	(9)	1,102,009
	33,700	—	32.86	2/26/2023
	56,604	—	34.03	2/25/2024
	70,299	—	29.06	2/25/2025
	58,667	—	7.22	2/24/2026
	52,826	26,414	15.76	2/22/2027
	30,193	60,387	14.52	2/28/2028
	—	73,529	16.79	2/27/2029
Dane E. Whitehead
	99,314	49,657	16.28	3/7/2027	84,835	(6)	1,152,059	63,917	(7)	867,993
	26,570	53,141	14.52	2/28/2028	45,455	(3)	617,279	75,758	(8)	1,028,794
	—	70,588	16.79	2/27/2029	42,882	(4)	582,338	71,471	(9)	1,057,928
Patrick J. Wagner
	56,883	—	35.91	5/9/2024	27,763	(2)	377,022	29,053	(7)	394,540
	35,150	—	29.06	2/25/2025	47,522	(3)	645,349	61,984	(8)	841,743
	26,667	—	7.22	2/24/2026	35,735	(4)	485,281	59,559	(9)	881,604
	21,130	10,566	15.76	2/22/2027
	21,739	43,479	14.52	2/28/2028
	0	58,823	16.79	2/27/2029
Reginald D. Hedgebeth
	70,299	35,150	15.31	4/26/2027	25,610	(5)	347,784	55,097	(8)	748,217
	19,324	38,648	14.52	2/28/2028	33,058	(3)	448,928	50,625	(9)	749,361
	—	50,000	16.79	2/27/2029	30,375	(4)	412,493
(1) All stock options listed in this column vest in one-third increments on each anniversary of the grant date, and expire 10 years from the date of grant.
(2) Shares of restricted stock vest, subject to certain exceptions, in February 2020.
(3) Shares of restricted stock vest, subject to certain exceptions, in February 2021.
(4) Shares of restricted stock/units vest, subject to certain exceptions, in February 2022.

MARATHON OIL | EXECUTIVE COMPENSATION 39

(5) Shares of restricted stock vest, subject to certain exceptions, in April 2020.
(6) Shares of restricted stock vest, subject to certain exceptions, in March 2020.
(7) Share-based performance units granted in 2017 and have a performance period of January 1, 2017 to December 31, 2019.
(8) Share-based performance units granted in 2018 and have a performance period of January 1, 2018 to December 31, 2020.
(9) Share-based performance units granted in 2019 and have a performance period of January 1, 2019 to December 31, 2021.

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table provides information about the value realized by the NEOs on option award exercises and stock vesting during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lee M. Tillman	—	—	636,769	13,135,666
T. Mitchell Little	—	—	236,008	4,470,110
Dane E. Whitehead	—	—	46,485	783,737
Patrick J. Wagner	—	—	93,569	1,888,582
Reginald D. Hedgebeth	—	—	6,402	111,267
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    Included in this column are the vesting of restricted stock, as well as the following vested performance units that were settled in cash: for Mr. Tillman, 439,151; for Mr. Little, 126,292; and for Mr. Wagner, 57,406.
(3)    Calculated based on the fair market value of the shares on the vesting date and includes the following cash payments for dividend equivalents on vested performance units: for Mr. Tillman, $395,236; for Mr. Little, $113,663; and for Mr. Wagner, $51,665.

POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:

»	Marathon Oil Company Thrift Plan, or Thrift Plan: a tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.

»	Retirement Plan of Marathon Oil Company, or Retirement Plan: a tax qualified defined benefit pension plan.

»
Marathon Oil Company Excess Benefit Plan, or Excess Plan: a nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.

»
Marathon Oil Company Deferred Compensation Plan, or Deferred Compensation Plan: a nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.

All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.

40 MARATHON OIL | EXECUTIVE COMPENSATION

Retirement Plan
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2019 was 3.18%.
For 2019, Mr. Little received a pay credit equal to 11% of eligible compensation. Messrs. Tillman, Whitehead, Wagner and Hedgebeth received pay credits equal to 9% of eligible compensation.
Participants who began employment prior to January 1, 2010 also have a portion of their benefit calculated under a legacy final average pay formula, which is referred to as the Legacy formula. Mr. Little is the only NEO with a Legacy benefit. Up to 37.5 years of participation may be recognized under the formula, and only service earned prior to January 1, 2010 is recognized. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including Thrift Plan deferrals but excluding amounts deferred under our nonqualified Deferred Compensation Plan). LTI compensation is not included. Final average pay was frozen as of July 6, 2015, but vesting service and age continue to be updated under the Legacy formula.
The monthly benefit under the Legacy formula is calculated as follows:

[	1.6%	x	Final Average Pay	x	Years of Participation	]	-	[	1.33%	x	Estimated Primary SS Benefit	x	Years of Participation	]
Normal retirement age under the Retirement Plan is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Legacy formula upon reaching age 62. Retirement Plan benefits include various annuity options and a lump sum distribution option. Participants are eligible for early retirement subsidies under the Legacy formula upon reaching age 50 and completing ten years of vesting service. Mr. Little is eligible for early retirement subsidies.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
Excess Plan - Defined Benefit Portion
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.
Pension Benefits Table
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2019. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

MARATHON OIL | EXECUTIVE COMPENSATION 41

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	6.42	183,436	—
	Marathon Oil Company Excess Benefit Plan	6.42	1,446,387	—
T. Mitchell Little	Retirement Plan	33.00	1,576,515	—
	Marathon Oil Company Excess Benefit Plan	33.00	4,241,396	—
Dane E. Whitehead	Retirement Plan	2.83	75,238	—
	Marathon Oil Company Excess Benefit Plan	2.83	186,339	—
Patrick J. Wagner	Retirement Plan	5.75	155,398	—
	Marathon Oil Company Excess Benefit Plan	5.75	304,842	—
Reginald D. Hedgebeth	Retirement Plan	2.75	75,183	—
	Marathon Oil Company Excess Benefit Plan	2.75	165,796	—
(1)    Represents the number of years the NEO has participated in the plan. However, Plan Participation Service, used to calculate each participant’s benefit under the Legacy formula, was frozen as of December 31, 2009.
(2)    Assuming a discount rate of 3.13%, a lump sum interest rate of 0.63%, the RP2000 combined healthy mortality table weighted 75% male and 25% female, a lump sum election rate of 100% for the non‑qualified plan and 90% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.

NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three-year vesting requirement for Company contributions. All NEOs have met the vesting requirement. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
Deferred Compensation Plan
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her eligible compensation each year. Messrs. Wagner and Hedgebeth elected to defer compensation for 2019. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan.

42 MARATHON OIL | EXECUTIVE COMPENSATION

Excess Plan - Defined Contribution Portion
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Managed Income Portfolio II” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2019 was 2.39%.
Nonqualified Deferred Compensation Table
The following table shows each NEO’s accumulated benefits under our Deferred Compensation Plan for 2019; the NEOs had no accumulated benefits under the defined contribution portion of our Excess Plan for 2019.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation	—		220,648	238,882	—	1,387,448
T. Mitchell Little	Deferred Compensation	—		75,950	83,237	—	572,032
Dane E. Whitehead	Deferred Compensation	—		71,969	20,451	—	158,503
Patrick J. Wagner	Deferred Compensation	113,750	(2)	60,698	155,417	—	882,482
Reginald D. Hedgebeth	Deferred Compensation	55,289	(2)	66,551	24,728	—	202,775
(1)    The amounts shown in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.
(2)    Reflects elective 2019 salary deferrals under the plan and, for Mr. Wagner, also includes a 2018 bonus deferral amount that was paid in 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance, or change in control agreements with our NEOs. Rather, we provide a Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (Change in Control Plan), which is described in more detail below.
Retirement or Separation
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information, see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
Unvested outstanding equity awards generally forfeit upon a separation from service. Certain of our outstanding equity awards include limited exceptions in connection with retirement. If a NEO retires, unvested restricted stock awards are forfeited, except in the case of mandatory retirement (age 65). Unvested restricted stock unit awards will continue to vest based on the original vesting date if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested stock options granted prior to 2019 forfeit upon retirement; all other unvested stock options vest if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested

MARATHON OIL | EXECUTIVE COMPENSATION 43

performance units are forfeited upon a separation from service unless a NEO is at least age 50 with ten years of service, has worked at least half of the performance period and meets certain other requirements, in which case awards may be vested on a prorated basis at the Committee’s discretion. On December 31, 2019, Mr. Little was the only NEO who meets the retirement vesting criteria for certain awards.
Death or Disability
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. LTI awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards would generally continue to vest as if the NEO remained actively employed during the period of disability (meaning the NEO has been determined to be disabled under the Company’s long-term disability plan or can provide proof of a Social Security determination of disability). However, for restricted stock/restricted stock units and stock options granted in 2019, upon termination of employment not for cause while during a period of disability, the awards will immediately vest in full.
Change in Control
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Change in Control Plan provides severance benefits if employment is terminated under certain circumstances generally following a change in control.
Under the Change in Control Plan, a change in control generally will have occurred if:

»	any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;

»
our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;

»	we merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;

»	our stockholders approve a plan of complete liquidation of Marathon Oil; or

»	we sell all or substantially all of our assets.
If an NEO is terminated without cause or resigns for good reason following a change in control (or prior to a change in control if the NEO reasonably demonstrates that such termination of employment was at the request of actions by a third party who has taken steps reasonably calculated to effect a change in control), he or she will be entitled to the following:

»
a cash payment of up to three times the sum of (1) the NEO’s base salary (as in effect immediately prior to the occurrence of the circumstances giving rise to the termination from employment or, if higher, immediately prior to the change in control) and (2) the average bonus awarded to the NEO in the three years before the termination from employment or, if higher, before the change in control

»	a cash payment equal to the NEO’s annual bonus at target level multiplied by a fraction equal to the number of days in the bonus calculation year during which the NEO was employed divided by 365; and

»
a cash payment equal to eighteen times the monthly COBRA premium in effect at the NEO’s termination from employment for the level of coverage in which the NEO participated immediately prior to his or her termination from employment.

These benefits are not payable if the termination is for cause (as defined in the Change in Control Plan) or due to mandatory retirement, death, disability or resignation (other than for good reason, as defined in the Change in Control Plan) by the NEO.

44 MARATHON OIL | EXECUTIVE COMPENSATION

The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.
If a change in control occurs prior to the end of a performance period, unvested performance units will vest at the applicable performance percentage based on Marathon Oil’s actual relative TSR ending on the last regular trading day immediately prior to the date of the change of control.
For awards granted in 2017, if (1) a change in control occurs or (2) an NEO is terminated without cause or resigns for good reason prior to a change in control and such separation was at the request of or due to actions of a third party who has taken steps reasonably calculated to effect a change in control, unvested stock options and restricted stock vest in full. Based on its analysis of market trends, the Committee modified the Change in Control Plan, and beginning with awards granted in 2018, accelerated vesting of restricted stock, restricted stock units and stock options will occur generally only if an NEO is terminated without cause or resigns for good reason within the two years following a change in control.
The Change in Control Plan will continue in effect for two years after a change in control.
The following tables assume a termination date or change in control date of December 31, 2019, the last business day of 2019. The value of the equity awards (accelerated vesting of restricted stock awards, stock options and performance unit awards) was calculated using the December 31, 2019 closing market price for our common stock ($13.58) and based on a performance period ending December 31, 2019. The value of performance unit awards assumes that the 2017 and 2018 Performance Units would vest and both be paid out at 100% (based on the negative TSR provision in these awards that caps vesting at target) and the 2019 Performance Units would vest and be paid out at 109%.
Payments Upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	12,742,501
T. Mitchell Little	3,849,270
Dane E. Whitehead	4,106,774
Patrick J. Wagner	2,354,614
Reginald D. Hedgebeth	1,845,362
Payments Upon a Change in Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI(1) ($)	Severance Payment ($)	Welfare Benefits(2) ($)	Total Payments ($)
Lee M. Tillman	17,289,601	10,276,500	36,184	27,602,285
T. Mitchell Little	5,547,028	4,171,500	36,184	9,754,712
Dane E. Whitehead	5,306,390	4,083,224	36,184	9,425,798
Patrick J. Wagner	3,625,539	3,393,629	36,184	7,055,352
Reginald D. Hedgebeth	2,706,782	3,826,273	36,184	6,569,239
(1)    Reflects the accelerated vesting of LTI only in a “double-trigger vesting change in control” event, i.e., an event in which the executive’s employment is terminated without cause or in which the executive terminates for good reason after a change in control. Restricted Stock/Restricted Stock Units and Stock Options granted after January 1, 2018 only receive accelerated vesting in the event of a double-trigger change in control. Restricted Stock and Stock Options granted prior to January 1, 2018 receive single-trigger accelerated vesting treatment in a change in control event, vesting on the change in control.

MARATHON OIL | EXECUTIVE COMPENSATION 45

(2)    Reflects an amount equal to 18 months multiplied by the monthly COBRA premium in effect at the NEO’s date of separation from service for the level of coverage in which the NEO participated immediately prior to the date of separation from service.

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tillman, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is consistent with applicable law, regulatory and other guidance.

PAY RATIO
For our last completed fiscal year, the annual total compensation for our median employee was $144,720. The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $14,050,851. Thus, we estimate that our CEO’s compensation was 97 times the median of the annual total compensation for all of our employees.

METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
To identify the annual total compensation for all of our employees for purposes of identifying our median employee, we selected October 1, 2019, as our measurement date to allow sufficient time to gather data from the two main payroll systems we use, which are located in the United States and Equatorial Guinea.
The majority of our employees are on our United States payroll, and the compensation used for employees on the United States payroll is compensation that would be reflected in Box 5 of Form W-2 for the period from January 1, 2019 to September 30, 2019.
Due to the sale of our UK asset in 2019, for a small number of employees that transferred from the UK to the US payroll in 2019, the compensation used reflects all payments made, specifically including basic pay, overtime, offshore and overseas allowances, annual cash bonus and other bonus amounts, and LTI awards that vested, during the period from January 1, 2019 through September 30, 2019.
The compensation used for employees on the Equatorial Guinea payroll reflects pay from December 16, 2018 through September 15, 2019 and includes basic pay, absence pay, overtime amounts, offshore premiums and shift differential payments, as well as annual cash bonus amounts paid on March 15, 2019, and October bonus amounts paid on October 8, 2019. These October bonus amounts were included because they reflect work done prior to October 1, and their inclusion provides Equatorial Guinea payroll information that is more consistent with the measures used for the United States payroll.
These measures of compensation were selected based on our view that each measure provides a reasonable estimate of the comprehensive compensation payments to our employees on each of the relevant payrolls. Taken in the aggregate, we believe this data provides a reasonable estimate of the annual total compensation of all employees of Marathon Oil Corporation and its consolidated subsidiaries.
As of October 1, 2019, our total employee population consisted of 1,995 employees working at Marathon Oil Corporation and its consolidated subsidiaries, which includes all full-time, part-time and seasonal or temporary employees. Of this total, 1,535 were United States payroll employees, which includes our United States payroll expatriate employees, and 460 were Equatorial Guinea payroll employees. The employees located in Kurdistan and the United Kingdom were no longer employees of Marathon Oil as of October 1, 2019 and are therefore not included in the CEO pay ratio calculation.
Using this methodology, we determined that our median employee was a salaried, full-time employee working in the United States.

46 MARATHON OIL | EXECUTIVE COMPENSATION

TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when our Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:

»
Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

»
The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners, including (a) if the owner is an individual, the same information requested of directors and executive officers as noted above, and (b) if the owner is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

»	The Corporate Governance and Nominating Committee considers the facts and circumstances of each related person transaction and determines whether to approve it.

»
Any pending or ongoing related person transaction is submitted to the Corporate Governance and Nominating Committee or Committee Chair, which will consider all of the relevant facts and circumstances. Based on the conclusions reached, the Corporate Governance and Nominating Committee or the Committee Chair evaluates all options, including ratification, amendment or termination of the related person transaction.

»
The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.

During 2019, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

MARATHON OIL | SECTION 16(A) REPORTING 47

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist our Board in fulfilling its oversight responsibilities relating to, among other things:

»	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;

»	the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;

»	the performance of the internal audit function;

»	the Company’s compliance with legal and regulatory requirements; and

»	the Company’s risk management process.
The Audit and Finance Committee is comprised of four directors, each of whom has been determined by our Board to be independent and financially literate under the NYSE’s requirements. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner, and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2020. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2016, effective for 2017.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2020 at the Annual Meeting. The Audit and Finance Committee and our Board believe the appointment of PwC as our independent auditor for 2020 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2020” for more information on our pre-approval policy.
In connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2019 and the report on internal control over financial reporting for 2019:

»	The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2019.

48 MARATHON OIL | AUDIT & FINANCE COMMITTEE

»
The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Committee discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

»
The Audit and Finance Committee received the written disclosures and the letter from PwC required by the PCAOB for independent auditor communications with audit committees concerning independence, and has discussed with PwC that firm’s independence. The Committee has also considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.

Based on this review and discussion, the Audit and Finance Committee recommended to our Board that the Company’s audited financial statements for the year ended December 31, 2019 and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2019 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Marcela E. Donadio, Chair
Gregory H. Boyce
Jason B. Few
M. Elise Hyland

MARATHON OIL | AUDIT & FINANCE COMMITTEE 49

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2020
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2020. While the Audit and Finance Committee is responsible for appointing, compensating and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2020. PwC served as the Company’s independent auditor during 2019. We believe the appointment of PwC as our independent auditor for 2020 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2020.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2019 and 2018 were (in thousands):

	2019	2018
Audit Fees	$5,647	$5,807
Audit-Related Fees	151	386
Tax Fees	63	35
All Other Fees	5	5
Total	$5,896	$6,233
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.

50 MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR

The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com under Investors—Corporate Governance—Policies and Statements. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2020 and 2019, and did not utilize the de minimus exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2020.
☑

MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR 51

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established executive compensation programs that reward both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2021 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
☑

52 MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, May 27, 2020 at 10:00 a.m. Central Time. Under the Company’s Bylaws, the Board has the authority to designate the date, time and place of the Annual Meeting. If the meeting is held via the VSM Platform, you will be able to participate in the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MRO2020 and entering your 16-digit control number.

What am I voting on and how does our Board recommend that I vote?
Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of Directors	FOR the proposal	3
2	Ratification of Independent Auditor for 2020	FOR the proposal	50
3	Advisory Vote to Approve the 2019 Compensation of Our Named Executive Officers	FOR the proposal	52
Who may vote?
You may vote at the annual meeting and any postponement or adjournment thereof if you held Marathon Oil common stock at the close of business on March 31, 2020, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 790,417,622 shares of Marathon Oil common stock outstanding and entitled to vote.

If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name, you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote by mail, telephone or Internet. To vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. Follow your broker’s instructions to obtain this proxy.

Who is soliciting my vote?
Our Board is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) to our stockholders on or about April 15, 2020. You may access the proxy materials on the Internet or request a printed set of the proxy materials by following the instructions in the Notice.

What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement, and our 2019 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April 15, 2020.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials over the Internet. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials over the Internet or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

MARATHON OIL | QUESTIONS & ANSWERS 53

Q&A ABOUT THE ANNUAL MEETING
How do I vote? There are four ways to vote:
INTERNET	:	Vote by Internet at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE	(	Vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
MAIL	+	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.
IN PERSON	î	You may vote in person at the Annual Meeting if you are a registered stockholder or obtain a valid proxy from the record owner.
To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Time on May 26, 2020, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 21, 2020, for shares held in the Marathon Oil Company Thrift Plan and the Marathon Petroleum Thrift Plan.

May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:
»    voting again by telephone or over the Internet;
»    sending us a signed proxy card dated later than your last vote;
»    notifying the Corporate Secretary of Marathon Oil in writing; or
»    voting in person at the meeting.

How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
Each other proposal will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.

What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors and approval of executive compensation, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.

How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

54 MARATHON OIL | QUESTIONS & ANSWERS

Q&A ABOUT THE ANNUAL MEETING
Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.

How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary between December 19, 2019 and January 18, 2020, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.

If I want to submit a stockholder proposal for consideration at the 2021 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2021 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on December 16, 2020. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our Corporate Secretary on or after December 16, 2020, and no later than the close of business on January 15, 2021, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.

If I want to nominate a director for consideration at the 2021 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to our Board for inclusion in our 2021 Proxy Statement in accordance with the “proxy access” provisions of our By-laws. Stockholder nominations for director submitted for inclusion in our 2021 Proxy Statement must be received in writing by our Corporate Secretary on or after December 16, 2020, and no later than the close of business on January 15, 2021, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our Corporate Secretary on or after December 16, 2020, and no later than the close of business on January 15, 2021, and must otherwise comply with all of the requirements of the By-laws.

Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Shareholder Services Office, 5555 San Felipe Street, Houston, Texas, 77056-2701.

MARATHON OIL | QUESTIONS & ANSWERS 55

OTHER BUSINESS
As of the date of this Proxy Statement, our Company received no proposal, nomination for directors or other business submitted in accordance with its Bylaws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

By order of our Board of Directors,
Reginald D. Hedgebeth
Executive Vice President, General Counsel, Secretary and Chief Administrative Officer
April 15, 2020
Houston, Texas
Your vote is very important – please vote promptly.

MARATHON OIL | OTHER BUSINESS 56

EMPOWERED TO MAKE A DIFFERENCE
Marathon Oil

Marathon Oil Corporation
5555 San Felipe Street
Houston, TX 77056

C/O SHAREHOLDER SERVICES P.O. BOX 2069 HOUSTON, TX 77252-2069

VOTE BY INTERNET -  www.proxyvote.com or scan the QR Barcode above.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 26, 2020, for shares held by registered holders directly and 11:59 p.m. EDT on May 21, 2020, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Marathon Oil Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 26, 2020, for shares held by registered holders directly and 11:59 p.m. EDT on May 21, 2020, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 26, 2020, for shares held by registered holders directly and at 11:59 p.m. EDT on May 21, 2020, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E72424-P18800-Z74359	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1a. through 1h.
1	Election of directors for a one-year term expiring in 2021

	Nominees:	For	Against	Abstain
	1a. Gregory H. Boyce	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2	For	Against	Abstain
	1b. Chadwick C. Deaton	☐	☐	☐	2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2020.	☐	☐	☐
	1c. Marcela E. Donadio	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 3
	1d. Jason B. Few	☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
	1e. Douglas L. Foshee	☐	☐	☐
	1f. M. Elise Hyland	☐	☐	☐
	1g. Lee M. Tillman	☐	☐	☐
	1h. J. Kent Wells	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2020 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, May 27, 2020.
The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 at 10:00 a.m. Central Time.
(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience; however, your right to attend without an attendance card, upon proper identification, is not affected.)
Reginald D. Hedgebeth
Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2020 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2019 Annual Report on Form 10-K are available at www.proxyvote.com.

ê(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)ê
E36788-P02811-Z71807

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual
Meeting of Stockholders on May 27, 2020

For shares held by registered holders
The undersigned hereby appoints Lee M. Tillman and Dane E. Whitehead, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 27, 2020, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2020 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan
These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2020 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 21, 2020, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE